Exhibit 16.1

September 13, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section titled Change in Registrant’s Certifying Accountant included in GLOBALFOUNDRIES Inc.’s Form F-1 confidentially submitted to the Securities and Exchange Commission on September 13, 2021 and are in agreement with the statements contained in the second, third and fourth paragraphs on page 172 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP